CST Brands, Inc. Reports First Quarter 2015 Results

- Reported Net Income of $14 million, an Increase of 27%
- U.S. Motor Fuel Gross Profit Increased 43%
- Same Store Merchandise Sales Increases in Both the U.S. and Canada
San Antonio, Texas, May 8, 2015 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the first quarter ended March 31, 2015.

Three Months Results
“Led by a strong U.S. fuel margin along with continued growth in same store merchandise sales, both in the U.S. and Canada, we delivered solid results for the first quarter of 2015,” said Kim Lubel, Chairman and CEO of CST Brands, Inc. “The momentum in inside store traffic has positioned us well for the upcoming summer driving season.”
For the three month period ended March 31, 2015, the Company reported net income of $14 million, or $0.18 per diluted share, primarily driven by a significant increase in motor fuel gross profit during the quarter. Net income was $11 million, or $0.14 per diluted share, for the comparable period in 2014. Reflected in net income are acquisition expenses, legal expenses and professional fees of $5 million, net of tax, and a gain on the sale of assets of $3 million, net of tax, related to store divestitures for the three month period ended March 31, 2015. Excluding these items, net income would have been $16 million, or $0.20 per diluted share.
Operating income was $31 million for the first quarter 2015 compared to $25 million for the first quarter 2014. EBITDA (non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $66 million for the three month period ended March 31, 2015 compared to $57 million for the same period in 2014. The increase in operating income and EBITDA was due primarily to an increase in motor fuel gross profit of $19 million and an increase in merchandise gross profit of $5 million in the U.S., partially offset by increases in operating expenses and general and administrative expenses of $7 million and $14 million, respectively, when compared to the same periods in 2014. The increase in operating expenses was due to the acquisitions of Nice N Easy and Landmark stores in the U.S, along with the addition of 33 "New to Industry" stores when compared to the first quarter 2014. The increase in general and administrative expenses was primarily the result of severance costs, acquisition costs, legal related expenditures and incentive compensation.
Motor fuel gross profit (per gallon) in the U.S. for the first quarter of 2015, after deducting credit card fees, was $0.14 compared to $0.10 in the first quarter of 2014, which was primarily caused by a declining crude oil and wholesale gasoline pricing environment. U.S. merchandise gross profit increased 5% when compared to the first quarter of 2014, primarily driven by the Company's "New to Industry" stores.
In Canada, the motor fuel gross profit (per gallon) for the first quarter of 2015, after deducting credit card fees, was $0.21 or flat, when compared to the first quarter of 2014. Excluding the effects of foreign currency exchange, the motor fuel gross profit (per gallon) increased $0.03 over the same period in 2014.
Operating revenues totaled $2.2 billion for the first quarter of 2015 compared to $3.0 billion for the same period of 2014. The decrease in operating revenues was primarily due to a decrease in the per gallon average selling price for both the U.S. Retail and Canadian Retail segments. The average motor fuel selling price per gallon for our U.S. segment during the first quarter 2015 was $1.10 lower when compared to the price for the same period last year or a decline of 33 percent. Additionally, a decline of $86 million due to the weakness of the Canadian dollar relative to the U.S. dollar contributed to the decrease in operating revenues.

Sale (“Drop Down”) of CST Wholesale Fuel Supply Equity Interests
In January 2015, the Company closed on the sale of a 5% limited partner equity interest in CST Fuel Supply to CrossAmerica Partners LP ("CrossAmerica") in exchange for common units representing an approximate 6.1% limited partner interest in CrossAmerica. The value of the common units at closing was approximately $60 million. Because this transaction was between entities under common control, the Company did not record a gain on the sale of CST Fuel Supply.
Liquidity and Capital Resources
For the quarter ended March 31, 2015, cash flow provided by operating activities totaled $58 million. Cash flow used in investing activities was $54 million, primarily related to capital expenditures and acquisitions. Cash flow used in financing activities was $28 million, including payments of long-term debt of $9 million, dividends of $5 million and the buyback of common stock of $14 million. The effect of foreign currency exchange rates was a reduction in cash of $20 million. Overall, cash decreased by $44 million. Cash, as of March 31, 2015, was $309 million.
Total capital expenditures, excluding acquisitions, for the three months ended March 31, 2015 and 2014 were $50 million and $43 million, respectively.

Second Quarter 2015 Guidance
The Company is providing the following guidance for its core store operations for the second quarter of 2015:

Ranges
U.S. Retail Segment:
Gallons Per Store Per Day	5,100 to 5,200
Merchandise Sales Per Store Per Day	$3,950 to $4,050
Merchandise Gross Margin (%)	29.5% to 30.5%

Canadian Retail Segment:
Gallons Per Store Per Day	3,200 to 3,300
Merchandise Sales Per Store Per Day	$2,250 to $2,350
Merchandise Gross Margin (%)	26.5% to 27.5%

Basis of Presentation
The results provided represent the business operations of CST and its respective legal subsidiaries before the consolidation of CrossAmerica. CST purchased 100% of the membership interests of the general partner and 100% of the outstanding incentive distribution rights of CrossAmerica effective October 1, 2014 and income associated with these partnership interests is presented as equity in earnings of CrossAmerica in the accompanying Statements of Income. The amounts earned from these partnership interests in the first quarter were immaterial. Consolidated financial statements that include CrossAmerica are provided in CST Brands' 2015 Form 10-Q (March 31, 2015 report).
Conference Call
The Company will host a conference call on May 8, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss first quarter earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating revenues	$2,215	$3,001
Cost of sales	1,946	2,756
Gross profit	269	245
Operating expenses:
Operating expenses	171	164
General and administrative expenses	39	25
Depreciation, amortization and accretion expense	33	31
Total operating expenses	243	220
Gain on the sale of assets, net	5	—
Operating income	31	25
Other income, net	2	1
Equity in earnings of CrossAmerica and IDR income	—	—
Interest expense	(11)	(10)
Income before income tax expense	22	16
Income tax expense	8	5
Net income	$14	$11

Earnings per common share
Basic earnings per common share	$0.18	$0.14
Weighted-average common shares outstanding (in thousands)	76,896	75,397
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.18	$0.14
Weighted-average common shares outstanding - assuming dilution (in thousands)	77,242	75,494

Dividends declared per common share	$0.06	$0.06
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended March 31,
	2015	2014
Operating revenues:
Motor fuel	$1,017	$1,483
Merchandise	329	301
Other	16	15
Total operating revenues	$1,362	$1,799
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$65	$44
Motor fuel–amounts attributable to CrossAmerica	(2)	—
Motor fuel–after amounts attributable to CrossAmerica	63	44
Merchandise	97	92
Other	16	15
Total gross profit	176	151
Operating expenses:
Operating expenses	115	105
Depreciation, amortization and accretion expense	24	22
Total operating expenses	139	127
Gain on sale of assets, net	5	—
Operating income	$42	$24

Total company operated retail sites at end of period	1,035	1,041

Average company operated retail sites during the period	1,034	1,038

Core store operating statistics:(a)
End of period core stores	981	1,041
Motor fuel sales (gallons per site per day)	4,966	4,797
Motor fuel sales (per site per day)	$10,967	$15,866
Motor fuel gross profit per gallon, net of credit card fees	$0.1395	$0.0977
CST Fuel Supply distribution to CrossAmerica	(0.0025)	—
Motor fuel gross profit per gallon, net of credit card fees(b), (c)	$0.1370	$0.0977
Merchandise sales (per site per day)	$3,488	$3,221
Merchandise gross profit percentage, net of credit card fees	29.3%	30.6%

U.S. Retail (continued)

	Three Months Ended March 31,
	2015	2014
Company operated retail sites:
Beginning of period	1,021	1,036
NTIs	1	6
Acquisitions	22	—
Closed or divested	(9)	(1)
End of period	1,035	1,041

Core store same store information(a),(d):
Company operated retail sites	951	951
Motor fuel sales (gallons per site per day)	4,879	4,977
Merchandise sales (per site per day)	$3,438	$3,338
Merchandise gross profit percent, net of credit card fees	29.2%	30.7%
Merchandise sales, ex. cigarettes (per site per day)	$2,409	$2,334
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	34.9%	36.3%
Merchandise gross profit dollars	$72	$73
Other services operating revenues(e)	$14	$14

NTI information(f):
Company operated retail sites at end of period	77
Company operated retail sites (average)	76
Motor fuel sales (gallons per site per day)	8,736
Merchandise sales (per site per day)	$6,050
Merchandise gross profit percent, net of credit card fees	31.0%
Merchandise sales, ex. cigarettes (per site per day)	$4,795
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	35.4%

(a)
Represents the portfolio of core retail sites and excludes recently acquired retail sites that are being integrated or are under performance evaluation to determine if: (i) the continued ownership of the retail site is consistent with our U.S. Retail core operating strategy; or (ii) the retail site is to be converted into a wholesale dealer operation managed by CrossAmerica or divested.

(b)	Includes $0.05 per gallon of wholesale fuel distribution profit.

(c)	Effective January 1, 2015, CrossAmerica owns 5% of our U.S. Retail segment’s wholesale fuel distribution profit.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores. This information is being presented to enable a comparison of the business metrics of our NTIs to our total core store operating statistics. As of March 31, 2015, approximately 56% of the total NTIs were opened in the last two years, which we generally consider to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and when they were opened, and is therefore not presented.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended March 31,
	2015	2014
Operating revenues:
Motor fuel	$676	$966
Merchandise	53	53
Other	124	183
Total operating revenues	$853	$1,202
Gross profit:
Motor fuel	$50	$49
Merchandise	14	15
Other	29	30
Total gross profit	93	94
Operating expenses:
Operating expenses	56	59
Depreciation, amortization and accretion expense	9	9
Operating income	$28	$26

Total retail sites (end of period):
Company operated (fuel and merchandise)	294	276
Commission agents (fuel only)	495	498
Cardlock (fuel only)	72	75
Total retail sites (end of period)	861	849

Average retail sites during the period:
Company operated (fuel and merchandise)	294	273
Commission agents (fuel only)	494	499
Cardlock (fuel only)	72	75
Average retail sites during the period	860	847

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,092	3,095
Motor fuel sales (per site per day)	$8,726	$12,673
Motor fuel gross profit per gallon, net of credit card fees	$0.211	$0.208

Company operated retail site statistics:
Merchandise sales (per site per day)	$1,986	$2,166
Merchandise gross profit percentage, net of credit card fees	27.2%	28.1%

Canadian Retail (continued)

	Three Months Ended March 31,
Company operated statistics(a)	2015	2014
Retail sites:
Beginning of period	293	272
NTIs	1	1
Acquisitions	—	2
Conversions, net(b)	—	1
Closed or divested	—	—
End of period	294	276

Average foreign exchange rate for $1 CAD to USD	0.80843	0.91218

Same store information ($ amounts in CAD):(c),(d)
Company operated retail sites	272	272
Motor fuel sales (gallons per site per day)	3,329	3,361
Merchandise sales (per site per day)	$2,498	$2,384
Merchandise gross profit percent, net of credit card fees	27.2%	28.1%
Merchandise sales, ex. cigarettes (per site per day)	$1,259	$1,206
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.3%	37.1%
Merchandise gross profit dollars	$17	$16
Other services operating revenues(e)	$5	$5

NTI information ($ amounts in CAD)(c),(f):
Company operated retail sites at end of period	34
Company operated retail sites (average)	34
Motor fuel sales (gallons per site per day)	4,849
Merchandise sales (per site per day)	$2,615
Merchandise gross profit percent, net of credit card fees	27.5%
Merchandise sales, ex. cigarettes (per site per day)	$1,421
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	35.6%

Canadian Retail (continued)

Commission agent statistics(a)	Three Months Ended March 31,
	2015	2014
Retail Sites:
Beginning of period	495	499
New dealers	2	2
Conversions, net(b)	—	(1)
Closed or de-branded	(2)	(2)
End of period	495	498

Same Store Information(d):
Retail sites	472	472
Motor fuel sales (gallons per site per day)	2,533	2,539

(a)
Company operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. We do not currently distinguish between core and non-core stores in our Canadian Retail segment. All sites in our Canadian Retail segment are core stores.

(b)
Conversions represent stores that have changed their classification from commission agents to company owned and operated or vice versa. Changes in classification result when we either take over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores. NTIs exclude commission agents. This information is being presented to enable a comparison of the business metrics of our NTIs to our total core store operating statistics. As of March 31, 2015, approximately 53% of the total NTIs were opened in the last two years, which we generally consider to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and when they were opened, and is therefore not presented.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted EBITDA is a non-U.S. GAAP financial measure that adjusts EBITDA by including the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. Adjusted net income and diluted earnings per share also include the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. The Company believes that EBITDA, EBITDAR and Adjusted EBITDA are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the business on a consistent basis by excluding the impact of items not directly resulting from our retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST's net income to EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings for the three months ending March 31, 2015 and March 31, 2014 (in millions):

	Three Months Ended March 31,
	2015	2014
CST net income(a)	$14	$11
Interest expense	11	10
Income tax expense	8	5
Depreciation, amortization and accretion	33	31
EBITDA	66	57
Minimum rent expense	8	7
EBITDAR	74	64

EBITDA	66	57
Sale of CST Fuel Supply(b)	60	—
Adjusted EBITDA	$126	$57

Net income	$14	$11
Sale of CST Fuel Supply, net of tax at 36.5%	38	—
Adjusted net income	$52	$11

Diluted earnings per common share	$0.18	$0.14
Sale of CST Fuel Supply	0.49	$—
Diluted earnings per common share - adjusted	$0.67	$0.14

Weighted-average common shares outstanding - assuming dilution (in thousands)	77,242	75,494
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.
(b) As discussed in our recently filed Form 10-Q, in January 2015, we closed on the sale of a 5% limited partner equity interest in CST Fuel Supply to CrossAmerica. Because this transaction was between entities under common control, a gain on this sale is not reflected in our consolidated income statement. We believe this transaction is indicative of future transactions with CrossAmerica and should be considered when evaluating our performance.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 13,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit cstbrands.com.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.